Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-10

(Form Type)

COLLIERS INTERNATIONAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457(o)	(1)	(1)	$750,000,000 (2)	0.00014760	$110,700 (3)
Fees Previously Paid	–	–	–	–	–	–		–
	Total Offering Amounts					$750,000,000		$110,700
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$110,700

(1) There are being registered under this Registration Statement such indeterminate number of Subordinate Voting Shares, Preference Shares, Warrants, Units, Debt Securities or Subscription Receipts of the Registrant as shall have an aggregate initial offering price not to exceed US$750,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed US$750,000,000.

(3) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional securities that may be offered or issued by the registrant in connection with any stock split, stock dividend or any similar transaction.